GUARANTEE

This Guarantee (this “Guarantee”) is delivered by Escalon Medical Corp., a Pennsylvania corporation (“Parent”) for the benefit of Vascular Solutions, Inc., a Minnesota corporation (“Vascular”) and its respective officers, directors, employees, agents and shareholders.

WHEREAS, Vascular is entering into that certain Asset Purchase Agreement, dated as of the date hereof, with Escalon Vascular Access, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Escalon Vascular Access”), pursuant to which Vascular is purchasing certain assets of Escalon Vascular Access (the “Assets APA”);

WHEREAS, Vascular is entering into that certain Asset Purchase Agreement, dated as of the date hereof, with Escalon Vascular IP Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Escalon Vascular IP Holdings”), pursuant to which Vascular is purchasing certain intellectual property of Escalon Vascular IP Holdings (the “IP APA”);

WHEREAS, it is a condition to the obligation of Vascular to consummate the transactions contemplated by the Assets APA and IP APA that Parent deliver this Guarantee.

NOW, THEREFORE, in consideration of the foregoing and as a material inducement to Vascular entering into the Assets APA and the IP APA, and intending to be legally bound hereby, Parent hereby agrees as follows:

1. Parent unconditionally guarantees to Vascular the full and complete performance by Escalon Vascular Access of Escalon Vascular Access’ obligations under Article IX of the Assets APA and Parent shall be liable to the same extent as Escalon Vascular Access, or any permitted transferee of Escalon Vascular Access under the Assets APA for any breach of any such obligation. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, protest, or notice in connection with the performance of its obligations set forth herein.

2. Parent unconditionally guarantees to Vascular the full and complete performance by Escalon Vascular IP Holdings of Escalon Vascular IP Holdings’ obligations under Article IX of the IP APA and Parent shall be liable to the same extent as Escalon Vascular IP Holdings, or any permitted transferee of Escalon Vascular IP Holdings under the IP APA for any breach of any such obligation. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, protest, or notice in connection with the performance of its obligations set forth herein.

3. Parent’s maximum liability under Sections 1 and 2 hereof will not exceed $5,750,000; provided, however, that the limitations set forth in this Section 3 shall not apply to claims by Vascular brought on the basis of fraud or willful misconduct (it being understand, that Parent shall be liable to the full extent of Escalon Vascular Access’ and Escalon Vascular IP Holdings’ liability with respect to any such claims).

4. Parent hereby represents and warrants that the intellectual property delivered to Vascular pursuant to the Assets APA and the IP APA includes all processes, methods, techniques, procedures, trade secrets and know-how used or necessary to manufacture the products of the Business (as defined in the Assets APA). Parent indemnifies Vascular for all Losses (as defined in the Assets APA) with respect to any breach of the foregoing representation and warranty.

5. Noncompetition.

(a) For three (3) years after the date hereof (the “Restricted Period”), Parent shall not and shall cause Parent’s affiliates not to, directly or indirectly, engage in, and shall use its best efforts to ensure that none of its officers, employees or directors directly or indirectly engage in, any Competitive Business (as defined below), whether in existence now or at any time in the future, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, consultant, member of any association or otherwise). A “Competitive Business” shall mean any business or venture that researches, designs, develops, creates, markets, distributes, or licenses or sells accessories, devices, systems, software, products, or services that compete, directly or indirectly, with either the Business as defined in the Assets APA or the Business as defined in the IP APA.

(b) Parent will not, directly or indirectly, assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of Sections 5 or 6 if such activity were carried out by Parent, either directly or indirectly. In particular, Parent agrees that it will not, directly or indirectly, induce any employee of Parent or Vascular to carry out, directly or indirectly, any such activity.

(c) Parent agrees that the restrictions and agreements contained in Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of Vascular and that any violation of Sections 5 or 6 will cause substantial and irreparable harm to Vascular that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of Sections 5 or 6.

(d) If the duration or extent of business activities covered by Sections 5 or 6 are in excess of what is valid and enforceable under applicable law, then such provisions shall be construed to cover only the greatest duration or activities that are valid and enforceable. Parent acknowledges the uncertainty of the law in this respect and expressly stipulates that this Guarantee be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. The parties intend these provisions to be deemed to be a series of separate covenants, one for each and every state of the United States of America, and each and every political subdivision of each and every country outside the United States of America where these provisions is intended to be in effect.

(e) Ownership, as a passive investment, in the aggregate of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of Section 5(a).

6. Agreement Not to Solicit. Excepting Roger Edens, during the Restricted Period, Parent shall not (i) directly or indirectly attempt to hire away any then-current employee of Vascular or any of its affiliates or to persuade any such employee to leave employment with Vascular or any of its affiliates or (ii) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any person with whom Vascular or the Business has established or is actively seeking to establish a business or customer relationship.7. Parent acknowledges and agrees that the covenants and agreements of Parent contained in this Guarantee are an integral and essential part of the transactions contemplated by the Assets APA and the IP APA and Vascular would not have entered into the Assets APA and the IP APA without the benefit of such covenants and agreements.

8. This Guarantee, the Assets APA and the IP APA and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9. The internal law, without regard to conflicts of laws principles, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Guarantee and the performance of the obligations imposed by this Guarantee.

10. Parent submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Guarantee and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Parent agrees not to bring any action or proceeding arising out of or relating to this Guarantee in any other court. Parent waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. Parent agrees that any party may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement of Parent irrevocably to waive any objections to venue or to convenience of forum.

11. PARENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE. PARENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER AND (III) IT MAKES SUCH WAIVER VOLUNTARILY.

IN WITNESS WHEREOF, Parent has executed this Guarantee as of April 30, 2010.

PARENT:
ESCALON MEDICAL CORP. By: /s—/Richard J. DePiano, Jr. Richard J. DePiano, Jr., Esquire President & General Counsel